Exhibit 10.2

FORM OF FUND SERVICES AGREEMENT

THIS FUND SERVICES AGREEMENT (this “Agreement”) is made as of the                    , 2016, by and between Equinox Frontier Funds, a Delaware statutory trust (the “Trust”), and Gemini Fund Services, LLC, a Nebraska limited liability company (“GFS”). This Agreement replaces and supersedes all prior understandings and agreements between the parties hereto for the services described below.

WHEREAS, the Trust is registered with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series registered under the National Futures Association (the “NFA”) and the Commodity Futures Trading Commission (the “CFTC”); and

WHEREAS, the Trust offers shares in the series (“Shares”) as set forth on Appendix II attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 10, being herein referred to as a “Fund” and collectively, the “Funds”); and

WHEREAS, the Trust desires that GFS perform the services set forth on Appendix I and II (collectively the “Services”) for the Funds and GFS is willing to provide the Services on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Trust and GFS hereby agree as follows:

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)	The Trust, on behalf of each Fund listed in Appendix II attached hereto, hereby appoints GFS to provide the Services to the Trust for the period and on the terms set forth in this Agreement. GFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 3 and Appendix II of this Agreement.

(b)	In connection therewith (and as applicable) the Trust will cause to be delivered to GFS copies of:

(i)	the Trust Agreement and Declaration of Trust and Bylaws (collectively, the “Organizational Documents”);

(ii)	the Registration Statement and all amendments thereto for the Trust and each Fund as filed with the SEC pursuant to the Securities Act (collectively the “Registration Statements”; and each a “Registration Statement”);

(iii)	the Fund’s offering materials used to offer or sell securities of the Fund, including, without limitation, any private placement memorandum or confidential information memorandum and any subscription documents, (“Offering Materials”);

(iv)	the Trust’s current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”);

(v)	each Fund’s current plan of distribution (the “Plan”);

(vi)	each Fund’s investment advisory agreement;

(vii)	each Fund’s underwriting agreement (or other distribution agreements);

(viii)	contact information for each Fund’s current service providers, including, but not limited to, each Fund’s custodian, independent auditors, legal counsel, underwriter, and chief compliance officer;

(ix)	a copy of all the compliance procedures adopted by the Trust, in respect of the Funds, in accordance with applicable rules and regulations of the NFA, the SEC, and the CFTC; and

(x)	other applicable documents as may be reasonably requested by GFS.

(c)	The Trust shall promptly furnish GFS with all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to GFS a copy of the resolution of the Board of Trustees of the Trust (the “Board”) appointing GFS and authorizing the execution and delivery of this Agreement.

2.	DUTIES OF GFS

GFS’s duties with respect to the Services are detailed in Appendix I to this Agreement.

(a)	In order for GFS to perform the Services, the Trust (i) shall use reasonable efforts to cause all service providers to each Fund to furnish any and all information to GFS, and assist GFS as may be required and (ii) shall ensure that GFS has access, or can be granted access, to all records and documents maintained by the Trust or any service provider to the Trust or any Fund.

(b)	GFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(c)	Whenever, in the course of performing its duties under this Agreement, GFS determines, on the basis of information supplied to GFS by the Trust, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, GFS shall promptly notify the Trust and its legal counsel of such violation.

3.	FEES AND EXPENSES

(a)	Fees. As compensation for the Services provided by GFS to the Trust pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay GFS the fees set forth in Appendix II attached hereto. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date GFS begins providing Services to such Fund. For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. GFS will render, after the close of each month in which Services have been furnished, a statement reflecting all of the charges for such month. Services provided for partial months shall be subject to pro ration.

(b)	Expenses. GFS will bear its own expenses, in connection with the performance of the Services under this Agreement, except as provided herein or as agreed to by the parties. In addition to the fees paid under Section 3(a), the Trust agrees to reimburse GFS for all reasonable and documented out-of-pocket expenses or advances incurred by GFS to perform the Services or otherwise incurred by GFS at the request or with the consent of the Trust. For reports, analyses and services requested in writing by the Trust and provided by GFS, not in the ordinary course, GFS shall charge hourly fees as specified in Appendix II attached hereto.

(c)	Fee Changes. On each anniversary date of this Agreement, the base and/or minimum fees enumerated in Appendix II attached hereto, may be increased by the change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. GFS Agrees to provide the Board prior written notice of any CPI increase.

(d)	Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within thirty (30) days of receipt of an invoice provided by GFS. Any fees or reimbursements due hereunder and not received by its due date may be assessed interest at the maximum amount permitted by law.

(e)	Books and Records. The accounts, books, records and other documents maintained by GFS in connection with its performance of the Services (the “Records”) shall be the property of the Funds, and shall be surrendered to the Funds or the Company, at the expense of the Funds or the Company, promptly upon request by the Funds in the form in which such Records have been maintained or preserved, provided that all service fees and expenses charged by GFS in the performance of its duties hereunder have been fully paid to the satisfaction of GFS. GFS agrees to maintain a backup set of Records of the Funds (which backup set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. GFS shall assist the Funds’ independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Funds’ Records. GFS shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the Investment Company Act of 1940, as amended (“1940 Act”), as if the Funds were subject to such rule.

(f)	De-Conversion Fees. Upon termination of this Agreement, GFS will charge a “De-Conversion” fee to compensate GFS for providing to the Fund’s new service providers, all material records, history and data maintained by GFS under this Agreement. The amount of the De-Conversion fees are specified in Appendix II attached hereto. In addition, GFS reserves the right to charge for out-of-pocket expenses associated with the De-Conversion, as specified in Section 12(d) of this Agreement. Notwithstanding the above, De-Conversion fees shall not be charged in the event termination is a result of a breach of this Agreement and any related Addendum by GFS.

(g)	Post-Engagement Audit Support Fees. After a De-Conversion, GFS is often called upon to provide support to a Fund’s service provider and assist with a Fund’s annual audit. Services provided by GFS to accommodate a Fund’s request following termination of this Agreement shall be subject to GFS’s standard hourly rates existing at the time of the request. The Fund agrees to compensate GFS, at GFS’s standard hourly rates, for accommodating a Fund’s request following termination of this Agreement.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)	Indemnification of GFS. The Trust shall, on behalf of each applicable Fund, indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable and documented fees of one external counsel or consultant, payments, expenses and liability (collectively, “Losses”), arising out of or attributable to the Trust’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by the Trust contained in this Agreement, or which arise out of the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement. GFS shall be without liability for any action reasonably taken or omitted pursuant to this Agreement.

(b)	Indemnification of the Trust. GFS shall indemnify and hold the Trust and each applicable Fund harmless from and against any and all Losses arising out of or attributable to GFS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by GFS contained in this Agreement or which arise out of GFS’s lack of good faith, gross negligence, or willful misconduct with respect to GFS’s performance under or in connection with this Agreement. The Trust and each applicable Fund shall be without liability for any action reasonably taken or omitted pursuant to this Agreement.

(c)	Reliance. Except to the extent that GFS may be liable pursuant to Sections 4(a) and 4(b) above, the Trust shall hold GFS harmless and GFS shall not be liable for any action taken or failure to act in reliance upon, and shall be entitled to rely upon:

(i)	advice of the Trust, its officers, independent auditors or counsel to the Trust;

(ii)	any written instruction or certified copy of any resolution of the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed by GFS to have been validly executed;

(iii)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by GFS to be genuine and to have been signed or presented by the Trust or other proper party or parties;

(iv)	any instruction, information, data, records or documents provided to GFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by GFS and the Trust’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Trust; and

(v)	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to GFS in person or by telephone, email, facsimile or other electronic means, furnished by any Authorized Person or by a person or persons GFS reasonably believes to be properly authorized by the Board; provided that if such person or persons is not designated as an Authorized Person, written evidence of the Board’s authorization is given in connection with such communication. GFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS reasonably believes to be genuine and provided by or on behalf of the Trust or any Authorized Person.

For purposes of this Section 4, “Authorized Person” shall mean each person, whether or not an officer or employee of the Trust, duly authorized by the Trust in writing to give instructions on behalf of the Trust as set forth in Exhibit I hereto.

At any time, GFS may apply to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the routine services to be performed by GFS under this Agreement, and GFS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. GFS agrees to consult first with a Fund’s adviser before engaging in any legal consultation that may result in additional legal costs to the Fund.

(d)	Errors of Others. GFS shall not be liable for the errors of other service providers to the Trust, except or unless any GFS action or inaction is a direct cause of the error.

(e)	Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Fund’s investment adviser.

(f)	Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(g)	Notwithstanding any other provision of this Agreement, GFS’s maximum liability to the Trust or any applicable Fund arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to the Trust or such Fund (as applicable). IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR IF EITHER PARTY HERETO WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.

5.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Board and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and GFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund (or Funds) to which GFS’s rights or claims relate in settlement of such rights or claims, and not to the Board or the shareholders of the Funds. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Trust’s Organizational Documents. The execution and delivery of this Agreement have been authorized by the Board of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by the Board and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in its Declaration of Trust. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of Delaware.

6.	EXPENSES ASSUMED BY THE TRUST

Except as otherwise specifically stated in this Agreement, GFS shall pay all expenses incurred by it in performing the Services under this Agreement. Each Fund of the Trust will bear reasonable out-of-pocket expenses incurred by GFS under this Agreement and all other reasonable expenses incurred in the operation of the Fund (other than those borne by the investment adviser to the Fund) including, but not limited to:

(a)	taxes;

(b)	interest;

(c)	brokerage fees and commissions, if any;

(d)	fees for trustees who are not officers, directors, partners, employees or holders of five percent (5%) or more of the outstanding voting securities of the investment adviser or GFS;

(e)	SEC fees (including EDGAR filing fees);

(f)	state blue sky registration or qualification fees;

(g)	advisory fees;

(h)	charges of custodians;

(i)	transfer and dividend disbursing agents’ fees;

(j)	insurance premiums;

(k)	outside auditing and legal expenses;

(l)	costs of maintaining trust existence;

(m)	costs attributable to shareholder services, including, without limitation, telephone and personnel expenses;

(n)	costs of preparing and printing prospectuses for regulatory purposes;

(o)	costs of shareholders’ reports, Trust meetings and related expenses;

(p)	Trust legal fees; and

(q)	any extraordinary expenses.

7.	REPRESENTATIONS AND WARRANTIES

(a)	Representations of GFS. GFS represents and warrants to the Trust that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Nebraska;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, and shall continue to be registered throughout the remainder of this Agreement.

(b)	Representations of the Trust. The Trust represents and warrants to GFS that:

(i)	it is a trust duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	reserved;

(v)	reserved;

(vi)	a registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

(vii)	each Fund’s Organizational Documents, Registration Statement and Prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

8.	CONFIDENTIALITY

GFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c)	release such information as permitted or required by law or approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust and the advisers.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1-248.30) (“Reg S-P”), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from a Fund to any person that is not affiliated with the Fund or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e., encrypted format).

9.	PROPRIETARY INFORMATION

(a)	Proprietary Information of GFS. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “GFS Proprietary Information”) of substantial value to GFS or the third party. The Trust agrees to treat all GFS Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any GFS Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)	Proprietary Information of the Trust. GFS acknowledges that the Shareholder list and all information related to shareholders furnished to GFS by the Trust or by a shareholder in connection with this Agreement (collectively, “Customer Data”) all information regarding the Trust portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, Trust Proprietary Information”) constitute proprietary information of substantial value to the Trust. In no event shall GFS Proprietary Information be deemed Trust Proprietary Information or Customer Data. GFS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.

(c)	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9. The obligations of this section shall survive any earlier termination of this Agreement.

10.	ADDITIONAL FUNDS AND CLASSES

In the event that the Trust establishes one or more series of Shares or one or more classes of Shares (each a “Share Class”) after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement with necessary changes made to Appendix II; however, either GFS or the Trust may elect not to make any such series or classes subject to this Agreement.

11.	ASSIGNMENT AND SUBCONTRACTING

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that written notice is provided to the other party and this Agreement shall not be assignable by the Trust without the prior written consent of GFS. GFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that GFS provides written notice of such subcontract and further that any such subcontracting shall not relieve GFS of its responsibilities hereunder or its liability related thereto. GFS may pay such persons for their services, but no such payment will increase fees due from the Trust hereunder.

12.	EFFECTIVE DATE, TERM AND TERMINATION

(a)	Effective Date. This Agreement shall become effective upon the date first above written (the “Effective Date”).

(b)	Term. This Agreement shall remain in effect for a period of three (3) years from the Effective Date and shall continue in effect for successive twelve-month periods thereafter provided that such continuance is specifically approved at least annually by a majority of the Board.

(c)	Termination. This Agreement can be terminated at the end of the initial term or subsequent renewal period upon one hundred eighty (180) days’ prior written notice by either party. Upon termination of this Agreement, GFS shall have no further obligation to provide Services to the terminating Fund(s) and all outstanding payments due from such Fund(s) under this Agreement shall become immediately due and payable to GFS, including any unpaid fees earned through the date of termination and the balance of all future minimum fees due under the remaining term of this Agreement. In the event of termination, GFS agrees that it will cooperate to facilitate the smooth transition of services and to minimize disruption to a Fund and its shareholders. Notwithstanding the foregoing, either party may terminate this Agreement upon thirty (30) days’ written notice in the event of a breach. The parties have a right to attempt to cure a breach within the thirty-day notice period. In any event, this Agreement can be terminated with respect to a particular Fund or Funds at any time upon thirty (30) days’ prior written notice if the Board makes a determination to liquidate such Fund(s).

(d)	Reimbursement of GFS’s Expenses. If this Agreement is terminated with respect to a Fund or Funds, GFS shall be entitled to collect from the Fund or Funds or the Company, in addition to the compensation described under Section 3 of this Agreement, the amount of all of GFS’s reasonable labor charges and cash disbursements for services in connection with GFS’s activities in effecting such termination, including, without limitation, the labor costs and expenses associated with the de-conversion of the Trust’s records of each Fund from its computer systems, and the delivery to the Trust and/or its designees of the Trust’s property, records, instruments and documents, or any copies thereof. GFS agrees that such amount shall not exceed $1,000. Subsequent to such termination, for a reasonable fee, GFS will provide the Trust and the Company with reasonable access to all Trust documents or records, if any, remaining in its possession.

(e)	Survival of Certain Obligations. The obligations of Sections 3, 4, 8, 9, and 12 shall survive any termination of this Agreement.

13.	MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

(g)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, or by facsimile to each party at the address set forth below or at such new address designated by such party by notice given pursuant to this Section.

To the Trust: Equinox Frontier Funds 1775 Sherman Street, Suite 2010 Denver, CO 80203 Attention: Bob Enck; Vance Sanders Email: benck@equinoxllc.com; vsanders@equinoxllc.com	To GFS: Gemini Fund Services, LLC 17605 Wright Street, Suite 2 Omaha, NE 68130 Attention: Legal Department Email: kevinw@geminifund.com

(i)	Safekeeping. GFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping and control of records maintained by GFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(j)	Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(k)	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, effective as of the day and year first above written.

EQUINOX FRONTIER FUNDS		GEMINI FUND SERVICES, LLC

By:		By:
	Robert Enck		Kevin Wolf
	Title: President & CEO, Equinox Fund Management, LLC, Managing Owner of Equinox Frontier Funds		Title: President

APPENDIX I

Transfer Agency Services

With respect to each Fund electing Transfer Agency Services, GFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)	Provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for publicly-offered commodity pools including:

a.	maintaining all shareholder accounts;

b.	preparing shareholder meeting lists;

c.	preparing and certifying direct shareholder lists in conjunction with proxy solicitations;

d.	preparing periodic mailing of year-end tax and statement information;

e.	mailing shareholder reports and prospectuses to current shareholders;

f.	withholding taxes on U.S. resident and non-resident alien accounts;

g.	preparing and filing U.S. Treasury Department Form K-1s and other appropriate forms required by federal authorities with respect to distributions for shareholders;

h.	preparing and mailing confirmation forms and statements of account to shareholders for all purchases and redemptions of Shares and other confirmable transactions in shareholder accounts; and

i.	providing account information in response to inquiries from shareholders.

2)	Receiving for acceptance, orders for the purchase of Shares, and promptly delivering payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board (the “Custodian”); or, in the case of a Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

3)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate shareholder account;

4)	Receiving for acceptance, redemption requests and redemption directions and delivering the appropriate documentation therefore to the Custodian or, in the case of a Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

5)	As and when the Fund receives monies paid to it by the Custodian with respect to any redemption, paying over or cause to be paid over the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming shareholders;

6)	Effecting transfers of Shares upon receipt of appropriate instructions from shareholders;

Appendix I | 1

7)	Monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

8)	Preparing and transmitting to shareholders (or crediting the appropriate shareholder accounts) payments for all distributions and dividends declared by the Trust with respect to Shares of each Fund;

9)	Receiving from shareholders and/or debiting shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received and provide necessary tracking reports to the Fund’s and/or the Fund’s principal underwriter;

10)	Recording the issuance of shares of a Fund and maintaining pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, issued and outstanding; and

11)	Providing the Trust on a regular basis with each Fund’s total number of shares that are authorized and issued and outstanding.

Issuance of Shares.

GFS, in its capacity as transfer agent, shall make original issues of Shares of each Fund in accordance with the Fund’s Prospectus, only upon receipt of:

a.	instructions requesting the issuance,

b.	a properly completed subscription agreement; and

c.	necessary funds for the payment of any original issue tax applicable to such Shares.

The responsibility of GFS for each Fund’s state registration status is solely limited to the reporting of transactions to the Trust, and GFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund, its distributor or other agent.

Transfer of Shares.

Transfers of Shares of each Fund shall be registered on the shareholder records maintained by GFS. In registering transfers of Shares, GFS may rely upon the Uniform Commercial Code as in effect in the State of Nebraska or any other statutes that, in the opinion of GFS’s legal counsel, protect GFS and the Trust from liability arising from:

a.	not requiring complete documentation;

b.	registering a transfer without an adverse claim inquiry;

c.	delaying registration for purposes of such inquiry; or

d.	refusing registration whenever an adverse claim requires such refusal.

As transfer agent, GFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

Appendix I | 2

Purchase Orders.

Shares shall be issued in accordance with the terms of the Prospectus after GFS or its agent receives either:

a.	an instruction directing investment in a Fund, a check (other than a third-party check) or a wire or other electronic payment in the amount designated in the instruction and in the case of an initial purchase, a completed account application; or

b.	the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

Distribution Eligibility.

Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

Determination of Federal Funds.

Shareholder payments shall be considered “Federal Funds” no later than on the day indicated below unless other times are noted in the Prospectus:

a.	for a wire received, at the time of the receipt of the wire;

b.	for a check drawn on a member bank of the Federal Reserve System, on the second Fund Business Day following receipt of the check; and

c.	for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as GFS is credited with Federal Funds with respect to that check.

Lost Shareholders.

GFS shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the “Lost Shareholder Rules”) of the Securities Exchange Act of 1934, including, but not limited to, those set forth below. GFS may, in its sole discretion and at its own expense, use the services of a third party to perform some of or all such services.

a.	documentation of search policies and procedures;

b.	execution of required searches;

c.	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

d.	preparation and submission of data required under the Lost Shareholder Rules.

Anti-Money Laundering (“AML”) Delegation.

The Trust hereby delegates to GFS certain AML duties under this Agreement, as permitted by law and in accordance with the Trust’s Anti-Money Laundering Policies and Procedures as may be amended from time to time. Such duties delegated to GFS include procedures reasonably designed to prevent and detect money laundering activities and to ensure that each Fund can have a reasonable belief that it knows the identity of each person or entity opening an account with the Fund. GFS’s procedures will include, as appropriate, procedures to assist the Fund(s) to:

Appendix I | 3

•	detect and report suspicious activities;

•	comply with “know your customer” requirements;

•	monitor high-risk accounts; and

•	maintain required records.

GFS shall provide for proper supervision and training of its personnel. With respect to assisting the Trust with its Customer Identification Program (“CIP”) designed to ensure the identity of any person opening a new account with a Fund (a “Customer”), GFS will assist the Fund(s) through the use of the following:

•	risk-based procedures to verify the identity of each Customer to the extent reasonable and practicable, such that the Fund may have a reasonable belief that it knows the true identity of each Customer;

•	before opening an account, obtain a Customer’s name, date of birth (for an individual), address, and identification number[1];

•	procedures to verify the identity of a Customer within a reasonable time after the account is opened;

•	procedures for maintenance of records relating to Customer identification and supporting the verification; and

•	procedures to determine whether the Customer’s name appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of the Treasury in consultation with the federal functional regulators, within a reasonable period of time after the account is opened.

For purposes of verifying the identity of a Customer, GFS may rely on documents, so long as, based on that information, GFS can form a reasonable belief that it knows the identity of the Customer, including:

•	an individual’s unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, (such as a driver’s license or passport); or

•	documents showing the existence of an entity, such as articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument.

To the extent that the Customer’s identity cannot be verified by relying on documents, other methods may be used by GFS, including, (i) contacting a Customer; (ii) independently verifying the Customer’s identity through the comparison of information provided by the Customer with information obtained from a consumer reporting agency, public database, or other source; (iii) checking references with other financial institutions; and (iv) obtaining a financial statement.

In the event that GFS is not able to verify the identity of a Customer sufficiently that it can form a reasonable belief that it knows the true identity of a Customer, then GFS may, as appropriate:

[1]	An identification number may be a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

Appendix I | 4

•	not open an account for the Customer;

•	apply limited terms under which a Customer may use an account until the Customer’s identity is verified;

•	close an account, after attempts to verify a Customer’s identity have failed; or

•	assist the Fund in filing a Suspicious Activity Report in accordance with applicable law and regulation, regarding the Customer.

Each Fund represents and agrees that it will provide Customers with adequate notice that the Fund is requesting information to verify their identities. The notice will be included in the application or the prospectus, or a document accompanying the application or prospectus provided it is reasonably designed to ensure that the customer views or otherwise receives the notice before opening the account. In consideration of the performance of the duties by GFS pursuant to this Section, the Trust agrees to pay GFS for the reasonable administrative expenses that may be associated with such additional duties.

Anti-Identity Theft Delegation.

To the extent that a Fund has covered accounts that allow redemption proceeds to go to third parties, GFS will assume Anti-Identity Theft monitoring duties for the Fund under this Agreement, pursuant to legal requirements. Any out of pocket expenses occurred in this regard are due and payable by the Fund.

Transfer Agency Records.

GFS shall maintain the following shareholder account information:

•	name, address and United States Tax Identification or Social Security number;

•	number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

•	historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

•	any stop or restraining order placed against a shareholder’s account;

•	any correspondence relating to the current maintenance of a shareholder’s account;

•	information with respect to withholdings; and

•	any information required in order for GFS to perform any calculations by this Agreement.

All out-of-pocket expenses will be billed as set forth on Appendix II. GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Transfer Agency Services. Any modification of the Transfer Agency Services provided by GFS as set forth in this Appendix I shall be delivered to the Trust in writing and subject to agreement by the Trust.

Appendix I | 5

APPENDIX II

LIST OF FUNDS

SERVICES & FEES

This Appendix II is part of the Fund Services Agreement (the “Agreement”) between Equinox Frontier Funds and Gemini Fund Services, LLC. Set forth below are the Services elected by the Fund(s) identified on this Appendix II along with the associated Fees.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Fund Name

Equinox Frontier Masters Fund

Equinox Frontier Diversified Fund

Equinox Frontier Long/Short Commodity Fund

Equinox Frontier Balanced Fund (Closed)

Equinox Frontier Select Fund (Closed)

Equinox Frontier Heritage Fund (Closed)

Equinox Frontier Long/Short Commodity Fund, Classes 2 and 3 (Closed)

Equinox Frontier Winton Fund (Closed)

The Funds listed above are collectively referred to as a “Fund Family”.

SELECTED SERVICES and FEES

The Fund(s) shall pay to GFS the following fees: (all basis point fees will be calculated based upon the average net assets of the Fund for the previous month).

Transfer Agency Fees

1.	The base annual fee* shall be the greater of:

 $            per Fund, per Share Class;

or

 $            annual fee per open account

($            annual fee per closed account).

*	The base annual fee shall be waived for the first three (3) months of this Agreement.

2.	General Activity Charges:

Customer Service Calls	$ per call
Manual Transactions	$ per transaction

Appendix II | 1

New Account Opening (manual)	$ per account
New Account Opening (electronic)	$ per account
Incoming IRA Transfer from prior custodian	$ per transfer
IRA Transfer to successor custodian	$ per transfer
Refund of Excess Contribution	$ per refund
Distribution to IRA Participant	$ per distribution

☐	Check this box to elect 24 Hour Automated Voice Response

24 Hour Automated Voice Response Charges:

Initial set-up (one-time) charge	$ per Fund Family
Monthly charge	$ per Fund

3.	Web Package Fees:

☐	Check this box for Shareholder Desktop Web Package (described below)

$            initial installation charge

$            annual maintenance fee (invoiced annually in advance)

☐	Check this box for Shareholder Desktop Online New Accounts (described below)

$            initial set-up charge

$            per new account charge

☐	Check this box for Fund Data Web Package (described below)

$            initial installation charge

$            annual maintenance fee (invoiced annually in advance)

4.	Additional Charges:

a.	De-Conversion fee. Each Fund shall pay a record data de-conversion fee in the amount of $ upon a cancellation or termination of this Agreement by such Fund or the Trust for any reason other than liquidation of a Fund. No de-conversion fee will be charged in connection with a cancellation or termination of this Agreement by GFS, unless GFS shall have terminated this Agreement because of a breach of this Agreement by the Trust.

Special Reports/Programming Fees

All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

GFS Senior & MIS Staff	$ per hour
GFS Junior Staff	$ per hour

Appendix II | 2

Out-of-Pocket Expenses

The Trust shall reimburse GFS for all out-of-pocket expenses incurred by GFS when performing Services under this Agreement, including, but not limited to, the following:

• Anti-ID Theft Monitoring	• Pro rata portion of SSAE 16 review
• Bank Account and other Bank Fees	• Proxy Services
• Customer Identification/AML Program Costs	• Record Storage
• Fund Stationery and Supplies	• Regulatory fees and assessments
• Locating Lost Shareholders/Escheatment Costs	• State and Federal filing fees and assessments
• NSCC Charges	• Tax Reporting
• Postage	• Telephone and Toll Free Lines
• Pre and Post Sale Fulfillment	• Travel Requested by the Trust
• Printing Fund Documents

Signature Page Follows

Appendix II | 3

IN WITNESS WHEREOF, the parties hereto have executed this Appendix II to the Fund Services Agreement effective as of             , 2016.

EQUINOX FRONTIER FUNDS		GEMINI FUND SERVICES, LLC

By:		By:
	Bob Enck		Kevin Wolf
	Title: President & CEO, Equinox Fund Management, LLC, Managing Owner of Equinox Frontier Funds		Title: President

The undersigned managing owner of the series of the Equinox Frontier Funds statutory trust (“Managing Owner”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) GFS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) GFS’s business is highly competitive and is marketed throughout the United States, and (3) if the Managing Owner were to hire any GFS employees who are involved in the procurement of the Services under this Agreement then GFS may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for those employees. Accordingly, the Managing Owner agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of GFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Managing Owner, the Managing Owner agrees to pay damages to GFS in the amount of the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

EQUINOX FUND MANAGEMENT, LLC

By:
Bob Enck Title: President & CEO, Equinox Fund Management, LLC, Managing Owner of Equinox Frontier Funds

Appendix II | 4

Shareholder Desktop Web Package

Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access

•	Fund Administrator

•	Broker/Dealer

•	Broker/Dealer Branch

•	Registered Representative

•	Shareholder

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry

•	Portfolio Summary

•	Account Position

•	Transaction History

•	General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality)

•	Exchanges

•	Purchases

•	Redemptions

•	Prospectus and SAI Access

Account Maintenance

•	Change of Shareholder Information

•	Address

•	Phone Number

•	Email Address

Online Statement Access

•	Quarterly Statements and Confirms

•	Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)

•	Statements

•	Confirms

•	Regulatory Mailings

SHAREHOLDER DESKTOP ONLINE NEW ACCOUNTS

•	Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.

•	E-Signature capability

Appendix II | 5

FUND DATA WEB PACKAGE

Performance Web Page

•	Comprehensive performance report hosted by GFS

•	Fund performance updated nightly

•	Up to 20 indexes available

•	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

•	Growth of $10,000 graph available

Holdings web page

•	Fund holding updated periodically to meet fund disclosure rules hosted by GFS

•	Fund holding updated periodically to meet fund disclosure rules

•	Top ten report available

•	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Historical NAV web page

•	Provides historical NAV information for a specified period of time and for a specified fund

•	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Fulfillment web page

•	Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them

•	Request is automatically routed online to the Shareholder Services Team at GFS for processing

•	Reporting of Fulfillment requests made online or via phone available via GFS Reporting Services Tool.

GFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)

Appendix II | 6

EXHIBIT I

AUTHORIZED PERSON(S)

(Oral and Written Instructions)

The following officers and/or employees of Equinox Fund Management, LLC (“Managing Owner”) have been duly authorized by Equinox Frontier Funds (the “Trust”), to deliver certificates and oral instructions to Gemini Fund Services, LLC (“GFS”), on behalf of the separate series of the Trust, pursuant to the Fund Services Agreement between GFS and the Trust, made             , 2016, and that the signatures appearing opposite their names are true and correct:

Authorized Person(s)	Title(s)	Signature(s)

Bob Enck	President & CEO

Ajay Dravid	Managing Director of Portfolio Strategy

Rufus Rankin	Director of Portfolio Management

Mallika Cheruvu	Senior Analyst

Vance Sanders	Chief Financial Officer

John Cook	Senior Fund Analyst

David Drakulich	Director of Financial Reporting

Exhibit I | 1